EXHIBIT 10.30

AMENDMENT NUMBER ONE

TO OFFICE LEASE AGREEMENT

This AMENDMENT NUMBER ONE (the “Amendment”) dated as of January 24, 2007 (the “Amendment Effective Date”) amends that certain OFFICE LEASE AGREEMENT (the “Lease”) entered into and effective on June 19, 2003 (the “Effective Date”), to which MARVELL TECHNOLOGY, INC., a Delaware corporation (“Marvell”), became the owner of landlord’s interest in the lease between 3COM CORPORATION, a Delaware corporation, and MAGMA DESIGN AUTOMATION, INC., a California corporation, having its principal place of business at 5460 Bayfront Plaza, Santa Clara, CA 95052 (“Tenant”). Marvell and Tenant are each a “party” and, collectively, are the “parties” to this Amendment. All terms not defined herein shall have the meanings ascribed to such terms in the Lease.

RECITALS

WHEREAS, Marvell became owner of the landlord’s interest in the Lease effective August 18, 2003;

WHEREAS, Marvel and Tenant desire to modify the Lease to provide for early termination; and,

WHEREAS, the parties intend to republish each and every other term of the Lease subject to the amendments set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants set forth herein and in the Lease, the parties hereby agree to the following:

1. Amendment to Summary Section 3.1: Summary section 3.1 which currently establishes the length of lease term as follows: the language “subject to extension under Section 2.2 for one (1) Extended Term of five (5) years” is deleted in its entirety.

2. Amendment to Summary Section 3.3: Summary section 3.3 which currently establishes the Lease Expiration Date as follows: “July 31, 2010, subject to extension under Section 2.2 for one (1) Extended Term of five (5) years” is deleted in its entirety and replaced with the following:

“March 9, 2007 with respect to all Tenant occupied areas except for the Data Center and associated support rooms on the first floor (the “Modified Lease Expiration Date”). Tenant shall continue to occupy said Data Center and associated support rooms as shown on Exhibits C and C-1 attached hereto and incorporated herein by reference through the original Lease Expiration Date of July 31, 2010.”

3. Amendment to Summary Section 4: Summary section 4 which currently establishes the Base Rent due under Article 3 is amended as follows:

Months	Monthly Installment of Base Rent
40 through 43	$154,383.46
44 through 84	$0.00

Notwithstanding the foregoing, it is understood and agreed by the parties that as of the Amendment Effective Date herein, Tenant has paid all Monthly Installments of Base Rent due under the Lease and this Amendment.

4. Amendment to Summary Section 8: Summary section 8 which currently establishes the parking ratio as follows: “Approximately three and three tenths (3.3) unreserved parking spaces for every 1,000 square feet of the Premises” is deleted in its entirety and replaced with the following:

“Ten unreserved parking spaces”.

5. Amendment to Article 2.2: Section 2.2 which establishes the Option to Extend is hereby deleted in its entirety.

6. Amendment to Article 3: Article 3 which currently establishes the Free Rent Period which currently establishes the Free Rent Period is amended as follows: Insert at the end of the first full paragraph:

“Subject to the foregoing provisions, Tenant’s obligation to pay Base Rent will terminate after February 1, 2007, and Tenant shall not be responsible for the payment of Base Rent thereafter (the “Rent Termination Date”). Should Tenant fail to vacate or holds over after the Modified Lease Expiration Date, with or without the express or implied consent of the Landlord, such tenancy shall be from month-to-month only, and in such case Rent shall be payable pursuant to the original Base Rent Schedule in Summary Section 4.”

7. Amendment to Article 4.1: Article 4. which currently establishes Tenant’s obligation to pay Additional Rent is amended as follows: Insert at the end of the first full paragraph:

“Subject to the foregoing provisions, and save for the obligations under Section 4.5.1, Tenant shall not be obligated to pay Additional Rent after the Rent Termination Date including any Additional Rent that may be due or may become due pursuant to Section 4.4, “Calculation and Payment of Additional Rent”, or under any other provision of the Lease. Additional Rent paid through the effective date herein, shall be considered full and final payment of all Additional Rent payment obligations by the Tenant under the Lease and this Amendment.

8. Amendment to Article 6.2: Article 6.2 which currently establishes the Tenant’s obligation to pay utilities is amended as follows: Insert at the end of the first full sentence:

“Tenant, at its sole expense, shall use all commercially reasonable efforts to arrange for a separate electrical meter for the first floor Data Center and associated support rooms (the “Data

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Center Meter”) and shall be solely responsible for all utility and other charges related thereto. Except for utilities and other charges directly related to the Data Center Meter, Landlord shall contract directly with utility providers for all other Building utilities (including but not limited to electricity, gas and water). In the event installation of the Data Center Meter is either (i) not physically feasible, or (ii) is not permitted by building codes, Tenant may either (a) install a separate meter on the electrical panels feeding the main computer rooms within the Data Center (the “Panel Meter”). Landlord will then contract for all Building electricity and Tenant shall reimburse Landlord for all excess electrical usage attributed to the Data Center and associated support rooms by the Panel Meter or (b) reimburse Landlord for the Baseline Electricity usage as measured after Tenant’s personnel has vacated the building and prior to Landlord’s reoccupation.”

9. Amendment to Article 8.1: Article 8.1 which currently establishes Landlord’s Consent to Alterations is amended as follows: Insert at the end of the paragraph:

“Subject to the provisions of this Article 8, Tenant shall alter the access to the Data Center and associated areas in such a manner to ensure that the areas are properly separated and secured from the remainder of the tenantable space. Tenant shall bear any and all expenses related to such separation.”

10. Amendment to Article 8.5: Article 8.5, which currently establishes Tenant’s requirement to remove and restore the premises including the conditions under which any Tenant Alterations or Tenant fixtures and Equipment will become Landlord’s property, is hereby deleted in its entirety.

11. Amendment to Article 15.2: Article 15.2 which currently establishes the surrender of the premises and removal of all alterations, fixtures and equipment upon termination is hereby deleted in its entirety and replaced with the following:

“(a) Upon the expiration of the Modified Lease Expiration Date, Tenant shall, subject to the provisions of Articles 15 and 29, quit and surrender possession of the Premises, except for the Data Center and associated support rooms, to the Landlord. Landlord agrees to accept the Premises in an ‘as is’ condition, and Tenant shall not be required to remove or restore or cause to be removed or restored any permanent Alterations, fixtures, or equipment. Upon such expiration or at any time earlier and save for that Personal Property described in Exhibit A, attached hereto and incorporated herein by reference., Tenant shall have the right to remove all property and equipment purchased and/or owned by the Tenant including all furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned, installed or placed by Tenant at its expense in the Premises. Additionally, Tenant is allowed to remove all the Landlord Personal Property listed in Exhibit B, attached hereto and incorporated herein by reference. Such Landlord Personal Property shall be owned by Tenant, and Landlord hereby transfers all its right, title and interest in and to such Landlord Personal Property to Tenant on or before the Modified Lease Expiration Date.

Any Tenant Personal Property, including furniture, furnishings and equipment listed in Exhibit A shall be owned by Landlord upon the Expiration of the Lease Term and Tenant hereby transfers all its right, title and interest in and to such Tenant Personal Property to Landlord effective July 31, 2010.”

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(b) Upon the expiration of the Lease Term, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Data Center and associated support rooms, to the Landlord. Landlord agrees to accept the Premises in an ‘as is’ condition, and Tenant shall not be required to remove or restore or cause to be removed or restored any permanent Alterations, fixtures, or equipment. Upon such expiration or at any time earlier, Tenant shall have the right to remove all property and equipment purchased and/or owned by the Tenant including all furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned, installed or placed by Tenant at its expense in the Premises except for those articles described in Exhibit A.

12. Amendment to Article 21.2: Article 21.2, which currently establishes the terms of Tenant’s irrevocable letter of credit, is amended as follows: Insert at the end of the paragraph:

“Notwithstanding anything to the contrary in this Article 21, Tenant shall not be required to renew its existing Letter of Credit. Upon Tenant’s vacation of the Premises pursuant to the Modified Lease Expiration Date, Marvell shall release Tenant’s current Letter of Credit as provided under this Article 21.2.”

13. Amendment to Article 29: Article 29, which currently establishes Tenant’s right to purchase the existing Personal Property as follows: “So long as this Lease is not terminated due to any default beyond applicable notice and cure periods by the Tenant, then Tenant shall be entitled to purchase the Personal Property from Landlord concurrently with the expiration of the Lease Term for Ten Dollars ($10.00); provided, however that Tenant shall not be entitled to purchase the generators or power screens included in the Personal Property. If Tenant is not entitled to purchase the Personal Property or elects not to do so, then upon the expiration or earlier termination of this Lease, Tenant shall return the Personal Property to Landlord in its condition existing as of the Effective Date, reasonable wear and tear excepted” is deleted in its entirety and is replaced with the following language:

“Except for Tenant’s Personal Property in the Data Center and associated support rooms (collectively, the “Data Center Personal Property”), and Landlords Property listed in the attached Exhibit B, upon the termination of the lease pursuant to the Modified Lease Expiration Date, Tenant shall return the Personal Property to Landlord in its condition existing as of the Effective Date, reasonable wear and tear excepted.

14. No Further Amendments. The parties agree that, except as otherwise provided for in this Amendment, each and every other term and condition of the Agreement, including the exhibits thereto, shall remain in full force and effect for the term set forth in the Agreement, as amended by Sections 1 through 12 of this Amendment. Unless the context otherwise expressly requires, all words, capitalized terms and expressions used in this Amendment shall have the same meaning as assigned to them in the Lease, as the context requires. In the event of any conflict between this Amendment and the terms of the Lease with respect to the subject matter herein, the provisions of this Amendment shall prevail.

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IN WITNESS WHEREOF, Tenant and Marvell, respectively, have caused this Amendment to be duly executed in duplicate on their behalf to be effective as of the Amendment Effective Date.

MARVELL TECHNOLOGY, INC.

By:
Title:
Date:

MAGMA DESIGN AUTOMATION, INC.

By:
Title:
Date:

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EXHIBIT A

TENANT PROPERTY

1) One (1) 1500 kw Cummins Power Generator diesel driven generator, model year 2006.

2) One (1) 150 kw Cummins Life Safety generator.

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EXHIBIT B

LANDLORD PROPERTY

1) Nine (9) small square metal tables currently located in the cafeteria.

2) Eight (8) small round metal tables currently located in the cafeteria.

3) Sixty Eight (68) cafeteria chairs.

4) Five (5) bar stools currently located in cafeteria.

5) Four (4) leather lounge chairs in the reception area with two (2) side tables.

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EXHIBIT C

FIRST FLOOR DATA CENTER

First Floor Data Center is contained within the shaded area as depicted in Exhibit C-1 attached hereto and incorporated herein.

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EXHIBIT C-1

FIRST FLOOR DATA CENTER AREA